EXHIBIT 99.1

NEWS RELEASE

[GRAPHIC APPEARS HERE]	Contacts:	Dudley W. Mendenhall
K2 Inc.
Sr. Vice President - Finance
760.494.1000
Chad A. Jacobs/ James Palczynski – Investor Relations
Mike Fox/ John Flanagan – Media Relations
Integrated Corporate Relations
203.222.9013

K2 AND BRASS EAGLE SIGN AGREEMENT TO MERGE

Carlsbad, California – October 22, 2003 – K2 Inc. (NYSE: KTO) and Brass Eagle Inc. (NASDAQ NM: XTRM) jointly announced the signing of a definitive merger agreement in which Brass Eagle would become a wholly-owned subsidiary of K2. In the transaction, each outstanding share of Brass Eagle common stock will be exchanged for 0.6036 shares of K2 common stock. Based on the average closing price of K2 shares of $16.85 for the 30 trading days ending October 20, 2003, the value of the transaction is $77.8 million, or $10.17 per share for Brass Eagle shareholders, plus assumed liabilities. The transaction, which is subject to regulatory review and other customary conditions, is expected to be completed by the end of 2003. K2 indicated that it expects the transaction to be accretive to its earnings in the first 12 months following completion of the merger and beyond.

“Brass Eagle is the #1 brand and the premier platform for our entry into the rapidly growing paintball sector,” said Richard J. Heckmann, K2’s chairman and chief executive officer. “Brass Eagle has been the long-term leader in an industry that has had growth in participation at an annual rate in excess of 10% over the past three years, and is now estimated to have 8.7 million participants who generated over $370 million in annual wholesale sales in 2002. In addition to being a profitable business on its own merits, Brass Eagle will complement K2’s existing product lines in extreme sports and protective face gear, will further leverage our common distribution channels, and will strengthen our third and fourth quarters which are seasonally slow for most of K2’s other product categories.”

“This merger provides Brass Eagle stockholders and employees with significant opportunities for future growth and success,” said E. Lynn Scott, Brass Eagle’s president and chief executive officer. “Brass Eagle will benefit from K2’s strong partnership with retailers, its significant expertise in manufacturing and its commitment to supporting and growing its portfolio of leading brands.”

Approximately 50% of Brass Eagle’s outstanding common stock is owned by Charter Oak Partners, a private investment partnership. “We are delighted to provide our support for a merger with K2,” said Anthony Dowd, the Director of Private Investments of Charter Oak Partners. “Lynn Scott and his management team should be commended for their performance in building Brass Eagle into the clear industry leader, and the shareholders now have an opportunity to benefit from a larger playing field through a combination with K2.”

Under the terms of the merger agreement, K2 will first commence an exchange offer in which tendering Brass Eagle stockholders will receive 0.6036 of a share of K2 common stock for each share of Brass Eagle common stock tendered in the offer. The exchange offer, if completed, will be followed by a back-end merger for the same consideration as offered in the exchange offer. The Board of Directors of Brass Eagle has approved and adopted the merger agreement and has resolved to recommend that Brass Eagle stockholders accept the offer and tender their Brass Eagle stock in the offer.

The transaction is expected to qualify as a “tax-free” reorganization for federal income tax purposes. Consummation of the transaction is subject to the condition that there be validly tendered, and not withdrawn, at least a majority of the shares of Brass Eagle’s outstanding common stock and certain shares subject to options, receipt of certain regulatory approvals and other customary conditions and termination provisions. In addition, Brass Eagle will have the ability to terminate the agreement if the average closing price for K2’s shares for any ten trading days ending not later than two trading days prior to the expiration of the offer is less than $12.64. In connection with the merger agreement, Charter Oak Partners, the majority stockholder of Brass Eagle, has separately agreed with K2 that it will tender its shares of Brass Eagle in the offer unless the merger agreement is terminated under certain circumstances.

About K2 Inc.

K2 Inc. is a premier, branded consumer products company with a primary focus on sporting goods and other recreational products as well as certain niche industrial products. K2’s portfolio of leading brands includes Rawlings, Worth, Shakespeare, Pflueger, Stearns, K2, Ride, Olin and Morrow. K2’s diversified mix of products is used primarily in team and individual sports activities such as baseball, softball, fishing, watersports activities, alpine skiing, snowboarding, in-line skating and mountain biking. Among K2’s other recreational products are Dana Design backpacks, Planet Earth apparel, Adio and Hawk skateboard shoes, and Rawlings team sports. K2 also manufacturers and markets Shakespeare extruded fishing lines and monofilaments, and marine antennas and marine accessories.

About Brass Eagle Inc.

Brass Eagle, the worldwide leader in the manufacturing, marketing, and distribution of paintball products, reported sales of $104.9 million for its fiscal year ended December 31, 2002, and earnings of $9.7 million, or $1.30 per share. Brass Eagle markets and manufactures markers, loaders, masks, paintballs and accessories under several brand names including Brass Eagle, Viewloader, and JT.

FORWARD LOOKING STATEMENTS:

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This news release includes forward-looking statements. K2 and Brass Eagle caution that these statements are qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements, including but not limited to the companies’ ability to complete the merger and successfully integrate the two companies, global economic conditions, product demand, financial market performance and other risks described in each company’s annual report on Form 10-K for the year ended December 31, 2002 and other filings with the Securities and Exchange Commission. Any forward-looking statements speak only as of the date hereof and K2 and Brass Eagle disclaim any intent or obligation to update such statements.

ADDITIONAL INFORMATION:

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Any offer will only be made through a prospectus, which is part of a registration statement on Form S-4 to be filed with the SEC by K2. K2 will also file with the SEC a Schedule TO and Brass Eagle will file a solicitation/recommendation statement on

Schedule 14D-9 with respect to the exchange offer. K2 and Brass Eagle expect to mail a prospectus of K2 and related exchange offer materials, as well as the Schedule 14D-9, to Brass Eagle stockholders. Brass Eagle stockholders are urged to carefully read these documents and the other documents relating to the exchange offer when they become available because these documents will contain important information relating to the offer. You may obtain a free copy of these documents after they have been filed with the SEC, and other annual, quarterly and special reports, proxy statements and other information filed with the SEC by K2 or Brass Eagle, at the SEC’s website at http:www.sec.gov. A free copy of the exchange offer materials, when they become available, may also be obtained from K2 or Brass Eagle.